EXHIBIT 99.4

Management’s Discussion and Analysis of Financial Condition and Results of Operations
of CBL & Associates Limited Partnership
June 30, 2013
The following discussion and analysis of financial condition and results of operations should be read in conjunction with the condensed consolidated financial statements and accompanying notes that are included in Exhibit 99.3 of this Form 8-K.  Capitalized terms used, but not defined, in this Management’s Discussion and Analysis of Financial Condition and Results of Operations have the same meanings as defined in the notes to the condensed consolidated financial statements. In this discussion, the terms “we,” “us,” “our” and the “Operating Partnership” refer to CBL & Associates Limited Partnership and its subsidiaries.
Certain statements made in this section or elsewhere in this report may be deemed “forward-looking statements” within the meaning of the federal securities laws. All statements other than statements of historical fact should be considered to be forward-looking statements. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “should,” “could,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” or similar expressions.  Any forward-looking statement speaks only as of the date on which it is made and is qualified in its entirety by reference to the factors discussed throughout this report.
Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, forward-looking statements are not guarantees of future performance or results and we can give no assurance that these expectations will be attained.  It is possible that actual results may differ materially from those indicated by these forward-looking statements due to a variety of known and unknown risks and uncertainties.  Such known risks and uncertainties include, without limitation:

•	general industry, economic and business conditions;

•	interest rate fluctuations;

•	costs and availability of capital and capital requirements;

•	costs and availability of real estate;

•	inability to consummate acquisition opportunities and other risks associated with acquisitions;

•	competition from other companies and retail formats;

•	changes in retail rental rates in our markets;

•	shifts in customer demands;

•	tenant bankruptcies or store closings;

•	changes in vacancy rates at our properties;

•	changes in operating expenses;

•	changes in applicable laws, rules and regulations;

•	sales of real property;

•	changes in our credit rating; and

•
the ability to obtain suitable equity and/or debt financing and the continued availability of financing in the amounts and on the terms necessary to support our future refinancing requirements and business.

This list of risks and uncertainties is only a summary and is not intended to be exhaustive.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

EXECUTIVE OVERVIEW
CBL & Associates Limited Partnership (the "Operating Partnership") is a Delaware limited partnership that is engaged in the ownership, development, acquisition, leasing, management and operation of regional shopping malls, open-air centers, outlet centers, associated centers, community centers and office properties. Our properties are located in 27 states, but are primarily in the southeastern and midwestern United States.   CBL & Associates Properties, Inc. ("CBL"), a Delaware Corporation, is a self-managed, self-administered, fully integrated real estate investment trust ("REIT") whose stock is traded on the New York Stock Exchange. The Operating Partnership conducts CBL's property management and development activities through its wholly-owned subsidiary, CBL & Associates Management, Inc. (the “Management Company”), to comply with certain requirements of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Operating Partnership, the Management Company and the Operating Partnership's other subsidiaries are collectively referred to herein as "the Operating Partnership."
As of June 30, 2013, we owned controlling interests in 77 regional malls/open-air and outlet centers (including one mixed-use center), 28 associated centers (each located adjacent to a regional mall), seven community centers and eight office buildings, including our corporate office building. We consolidate the financial statements of all entities in which we have a controlling financial interest or where we are the primary beneficiary of a variable interest entity ("VIE"). As of June 30, 2013, we owned noncontrolling interests in nine regional malls/open-air centers, four associated centers, four community centers and seven office buildings. Because one or more of the other partners have substantive participating rights, we do not control these partnerships and joint ventures and, accordingly, account for these investments using the equity method.  We had controlling interests in two outlet center developments, four mall expansions, three mall redevelopments and one associated center redevelopment at June 30, 2013. We also had a noncontrolling interest in one community center development at June 30, 2013. We also hold options to acquire certain development properties owned by third parties.
Second quarter 2013 marked the culmination of a significant step in our financing strategy as we received an investment grade rating in May 2013 of Baa3 with a stable outlook from Moody's Investors Service ("Moody's"). This was followed by an Issuer Default Rating ("IDR") of BBB- with a stable outlook and a senior unsecured notes rating of BBB- from Fitch Ratings ("Fitch") in July 2013. These investment grade ratings allow us to access the public debt markets and provide more financing flexibility. We were also able to lower the interest rates on our credit facilities as a result of our investment grade rating. Additionally, our ATM program has generated more than $209 million in net proceeds since its inception in the first quarter of 2013, providing additional liquidity.
The achievement of our financing objectives enables us to continue to selectively pursue acquisition, redevelopment and development opportunities, which contribute to growing and enhancing our portfolio.
We continue to achieve positive results in leasing and occupancy. For the second quarter of 2013, leasing spreads were positive for our stabilized malls with a 12.1% increase over the prior gross rent per square foot. Portfolio occupancy also increased 70 basis points to 93.0% from 92.3% as compared to the prior-year period. We continue to move forward with our retailer upgrade strategy that began last quarter as we invest in existing properties as well as new development.

RESULTS OF OPERATIONS
Properties that were in operation for the entire year during 2012 and the six months ended June 30, 2013 are referred to as the “Comparable Properties.”  Since January 1, 2012, we have opened two community center developments and acquired two outlet centers and two malls as follows:

Property	Location	Date Opened/Acquired
New Developments:
Waynesville Commons	Waynesville, NC	October 2012
The Crossings at Marshalls Creek	Middle Smithfield, PA	June 2013

Acquisitions:
The Outlet Shoppes at El Paso (1)	El Paso, TX	April 2012
The Outlet Shoppes at Gettysburg (2)	Gettysburg, PA	April 2012
Dakota Square Mall	Minot, ND	May 2012
Kirkwood Mall (3)	Bismarck, ND	December 2012

(1)
The Outlet Shoppes at El Paso is a 75/25 joint venture and is included in the condensed consolidated statements of operations on a consolidated basis in Exhibit 99.3 to the Form 8-K that this Management's Discussion and Analysis is included in.

(2)
The Outlet Shoppes at Gettysburg is a 50/50 joint venture and is included in the condensed consolidated statements of operations on a consolidated basis in Exhibit 99.3 to the Form 8-K that this Management's Discussion and Analysis is included in.

(3)
We acquired a 49.0% interest in Kirkwood Mall in December 2012 and acquired the remaining 51.0% interest in April 2013. This property has been included on a consolidated basis since December 2012 in the condensed consolidated statements of operations in Exhibit 99.3 to the Form 8-K that this Management's Discussion and Analysis is included in.

The properties listed above are included in our operations on a consolidated basis and are collectively referred to as the “New Properties.” In addition to the above properties, in December 2012, we purchased the remaining 40.0% noncontrolling interests in Imperial Valley Mall L.P. and Imperial Valley Peripheral L.P., collectively referred to as the "IV Property," from our joint venture partner. The results of operations of the IV Property, previously accounted for using the equity method of accounting, are included in our operations on a consolidated basis beginning December 2012. The transactions related to the New Properties and the IV Property impact the comparison of the results of operations for the six months ended June 30, 2013 to the results of operations for the six months ended June 30, 2012.
Comparison of the Six Months Ended June 30, 2013 to the Six Months Ended June 30, 2012
Revenues
Total revenues increased $30.1 million for the six months ended June 30, 2013 compared to the prior-year period.  Rental revenues and tenant reimbursements increased by $26.9 million due to increases of $16.8 million related to the New Properties, $6.9 million attributable to the IV Property and $3.2 million related to the Comparable Properties. The increase in revenues of the Comparable Properties is primarily attributable to increases in base and percentage rents.
Our cost recovery ratio for the six months ended June 30, 2013 was 98.2% compared with 97.9% for the prior-year period.
The increase in management, development and leasing fees of $1.5 million was mainly attributable to a contract that began in June 2012 to provide management services to a portfolio of six malls owned by a third party.
Other revenues increased $1.7 million primarily due to an increase of $1.2 million in revenue related to our subsidiary that provides security and maintenance services to third parties and a $0.6 million increase in miscellaneous income in the second quarter of 2013.
Operating Expenses
Total operating expenses increased $41.7 million for the six months ended June 30, 2013 compared to the prior-year period.  Property operating expenses, including real estate taxes and maintenance and repairs, increased $6.0 million due to increases of $4.7 million attributable to the New Properties and $2.1 million related to the IV Property partially offset by a decrease of $0.8 million related to the Comparable Properties. The decrease in property operating expenses of the Comparable Properties is primarily attributable to decreases of $1.9 million in real estate taxes, $0.5 million in utilities expense, and $0.4 million in bad debt expense, which were partially offset by increases of $1.0 million in snow removal costs, $0.6 million in insurance expense and $0.3 million in payroll and related costs.

The increase in depreciation and amortization expense of $12.7 million resulted from increases of $7.3 million related to the New Properties, $3.6 million attributable to the IV Property and $1.8 million related to the Comparable Properties. The increase attributable to the Comparable Properties is primarily due to an increase of $3.1 million in depreciation expense related to capital expenditures for renovations and redevelopments.
General and administrative expenses increased $0.5 million primarily as a result of increases in payroll and related costs, state tax expense, fees related to obtaining investment grade ratings and legal and consulting expenses, partially offset by decreases in acquisition-related costs recorded in 2012. As a percentage of revenues, general and administrative expenses were 5.0% and 5.2% for the six months ended June 30, 2013 and 2012, respectively.
During the six months ended June 30, 2013, we recorded non-cash impairment charges of $21.0 million, which consisted of $20.4 million related to Citadel Mall in Charleston, SC and $0.6 million attributable to the trade-in of the Operating Partnership's aircraft at a price below its cost basis. See Note 3 to the condensed consolidated financial statements, included in Exhibit 99.3 of this Form 8-K, for further discussion of impairment charges.
Other expenses increased $1.5 million primarily due to higher expenses of $1.4 million related to our subsidiary that provides security and maintenance services to third parties.
Other Income and Expenses
Interest and other income decreased $1.0 million compared to the prior-year period. The decrease relates to $1.2 million attributable to two mezzanine loans for two outlet centers. In 2012, we earned $0.6 million in interest income on these loans and subsequently recognized $0.6 million of unamortized discounts on these loans when they terminated in connection with the acquisitions of member interests in both outlet centers in 2012. This decrease was partially offset by an increase of $0.2 million from a note receivable from a third party related to the development of The Outlet Shoppes at Atlanta, located in Woodstock, GA.
Interest expense decreased $4.2 million for the six months ended June 30, 2013 compared to the prior-year period.  A decrease of $8.9 million for the Comparable Properties was partially offset by increases of $3.7 million related to the New Properties and $1.0 million attributable to the IV Property. The decrease attributable to the Comparable Properties resulted from using our credit facilities to retire higher-rate mortgage loans and refinancing other properties at lower fixed rates.
During the six months ended June 30, 2013, we recorded a loss on extinguishment of debt of $9.1 million in connection with the early retirement of two mortgage loans. The loss was attributable to a prepayment fee of $8.7 million for the loan payoff of Mid Rivers Mall and $0.4 million to write-off unamortized financing costs for Mid Rivers Mall and South County Center.
During the six months ended June 30, 2013, we recognized a gain on sale of real estate assets of $1.0 million from the sale of six parcels of land.  We recognized a gain on sales of real estate assets of $0.1 million during the six months ended June 30, 2012 related to the sale of one parcel of land.
We recorded a gain on investment of $2.4 million in the six months ended June 30, 2013 attributable to the payment of a note receivable related to our investment in China that was written down in 2009.
Equity in earnings of unconsolidated affiliates increased by $2.0 million during the six months ended June 30, 2013 compared to the prior-year period. The $2.0 million increase is primarily attributable to lower interest expense from the refinancing of West County Center in December 2012 and increases in base rents and tenant reimbursements due to occupancy improvements.
The income tax provision of $0.6 million for the six months ended June 30, 2013 relates to the Management Company, which is a taxable REIT subsidiary, and consists of a current tax benefit of $1.2 million and a deferred income tax provision of $1.8 million.  During the six months ended June 30, 2012, we recorded an income tax provision of less than $0.1 million, consisting of a current tax benefit of $2.3 million and a deferred tax provision of $2.3 million.
The operating loss of discontinued operations for the six months ended June 30, 2013 of $0.6 million includes the settlement of estimated expenses for properties sold in previous periods partially offset by the operating results of five office buildings that were sold in the first quarter of 2013. Operating income from discontinued operations for the six months ended June 30, 2012 of $4.4 million represents the operating results of two malls and four community centers that were sold in 2012 and the operating results of five office buildings that were sold in 2013. The gain on discontinued operations of $0.9 million for the six months ended June 30, 2013 represents the gain from the sale of five office buildings sold during the period. The gain on discontinued operations of $0.9 million for the same period in 2012 represents the gain from a community center that was sold in the first quarter of 2012.
Same-Center Net Operating Income
We present same-center net operating income ("NOI") as a supplemental performance measure of the operating performance of our same-center properties. NOI is defined as operating revenues (rental revenues, tenant reimbursements, and other income) less property operating expenses (property operating, real estate taxes, and maintenance and repairs). We compute

NOI based on our pro rata share of both consolidated and unconsolidated properties. Our definition of NOI may be different than that used by other real estate companies, and accordingly, our calculation of NOI may not be comparable to other real estate companies.
We included a property in our same-center pool when we owned all or a portion of the property as of June 30, 2013 and we owned it and it was in operation for both the entire preceding calendar year and the current year-to-date reporting period ending June 30, 2013. New Properties are excluded from same-center NOI, until they meet this criteria. The only properties excluded from the same-center pool that would otherwise meet this criteria are non-core properties and properties included in discontinued operations. As of June 30, 2013, Columbia Place and Citadel Mall are classified as non-core properties. As of June 30, 2012, Columbia Place was classified as a non-core property.
We believe same-center NOI provides a measure that reflects trends in occupancy rates, rental rates, and operating costs and the impact of those trends on our results of operations. Additionally, there are instances when tenants terminate their leases prior to the scheduled expiration date and pay us lease termination fees. These one-time lease termination fees may distort same-center NOI and may not be indicative of the ongoing operations of our shopping center properties. Therefore, we believe also presenting same-center NOI, excluding lease termination fees, is useful to investors.
Due to the exclusions noted above, same-center NOI should only be used as a supplemental measure of our performance and not as an alternative to GAAP operating income (loss) or net income (loss). A reconciliation of our same-center NOI to net income attributable to the Operating Partnership for the six months ended June 30, 2013 and 2012 is as follows (in thousands):

	Six Months Ended June 30,
	2013	2012
Net income attributable to the Operating Partnership	45,564	64,999

Adjustments: (1)
Depreciation and amortization	159,159	151,189
Interest expense	134,916	142,296
Abandoned projects expense	1	(123)
Gain on sales of real estate assets	(1,000)	(3,345)
Gain on investments	(2,400)	—
Loss on extinguishment of debt	9,108	—
Loss on impairment	21,038	293
Income tax provision	583	39
Gain on discontinued operations	(872)	(895)
Operating Partnership's share of total NOI	366,097	354,453
General and administrative expenses	26,299	25,793
Management fees and non-property level revenues	(14,373)	(11,482)
Operating Partnership's share of property NOI	378,023	368,764
Non-comparable NOI	(18,017)	(12,845)
Total same-center NOI	360,006	355,919
Less lease termination fees	(2,581)	(1,937)
Total same-center NOI, excluding lease termination fees	$357,425	$353,982

(1)	Adjustments are based on our pro rata ownership share, including our share of unconsolidated affiliates and excluding noncontrolling interests' share of consolidated properties.
Same-center NOI, excluding lease termination fees, increased $3.4 million for the six month periods ending June 30, 2013 and 2012, respectively. Same-center NOI for the six month period ending June 30, 2012 included a $1.5 million bankruptcy settlement. Excluding lease termination fees and the 2012 bankruptcy settlement, same-center NOI increased 1.4% for the six months ended June 30, 2013. The increase is primarily attributable to improved occupancy and higher rental rates.
Operational Review
The shopping center business is, to some extent, seasonal in nature with tenants typically achieving the highest levels of sales during the fourth quarter due to the holiday season, which generally results in higher percentage rents in the fourth quarter. Additionally, the malls earn most of their rents from short-term tenants during the holiday period. Thus, occupancy levels and revenue production are generally the highest in the fourth quarter of each year. Results of operations realized in any one quarter may not be indicative of the results likely to be experienced over the course of the fiscal year.
We classify our regional malls into three categories:
(1) Stabilized malls – Malls that have completed their initial lease-up and have been open for more than three complete calendar years.
(2) Non-stabilized malls - Malls that are in their initial lease-up phase. After three complete calendar years of operation, they are reclassified on January 1 of the fourth calendar year to the stabilized mall category. The Outlet Shoppes at Oklahoma City, which opened in August 2011, was our only non-stabilized mall as of June 30, 2013 and 2012.
(3) Non-core malls - Malls where we have determined that the current format of the property no longer represents the best use of the property and we are in the process of evaluating alternative strategies for the property, which may include major redevelopment or an alternative retail or non-retail format, or after evaluating alternative strategies for the property, we have determined that the property no longer meets our criteria for long-term investment. Columbia Place and Citadel Mall were classified as non-core malls as of June 30, 2013. Columbia Place was our only non-core mall as of June 30, 2012. The steps taken to reposition non-core malls, such as signing tenants to short-term leases, which are not included in occupancy percentages, or leasing to regional or local tenants, which typically do not report sales, may lead to metrics which do not provide relevant information related to the condition of the non-core properties. Therefore, traditional performance measures, such as occupancy percentages and leasing metrics, exclude non-core malls.
We derive the majority of our revenues from the mall properties. The sources of our revenues by property type were as follows:

	Six Months Ended June 30,
	2013	2012
Malls	87.9%	89.1%
Associated centers	4.2%	4.1%
Community centers	1.5%	1.7%
Mortgages, office buildings and other	6.4%	5.1%
Mall Store Sales
Mall store sales exclude license agreements, which we believe is consistent with industry standards. License agreements are rental contracts that are temporary or short-term in nature, generally lasting more than three months but less than twelve months. Mall store sales for our portfolio increased 0.6% for the six months ended June 30, 2013 as compared to the same period in 2012.  Mall store sales for the trailing twelve months ended June 30, 2013 on a comparable per square foot basis were $356 per square foot compared with $345 per square foot in the prior-year period, an increase of 3.2%. We anticipate sales will continue to improve for the remainder of 2013.
Occupancy
Our portfolio occupancy is summarized in the following table:

	As of June 30,
	2013	2012
Total portfolio	93.0%	92.3%
Total mall portfolio	92.7%	92.4%
Stabilized malls	92.6%	92.3%
Non-stabilized malls	100.0%	100.0%
Associated centers	93.6%	93.4%
Community centers	96.4%	91.1%
Total portfolio occupancy increased 70 basis points for the second quarter of 2013 to 93.0% as compared to the prior-year period. Stabilized malls occupancy increased 30 basis points in the second quarter of 2013 compared to the prior-year period as we progress in our strategy to enhance our properties through improvements in our retail offerings to customers. In the first quarter of 2013, we intentionally allowed a number of store vacancies to occur as an opportunity to upgrade our tenant mix with higher performing retailers. For 2013, we continue to forecast occupancy improvements of 25 to 50 basis points for the total portfolio from the prior year to approximately 95%.
Leasing
During the second quarter of 2013, we signed approximately 1.5 million square feet of leases, including 1.1 million square feet of leases in our operating portfolio and 0.4 million square feet of development leases. The leases signed in our operating portfolio included approximately 0.4 million square feet of new leases and approximately 0.7 million square feet of renewals.
Average annual base rents per square foot are based on contractual rents in effect as of June 30, 2013 and 2012, including the impact of any rent concessions. Average annual base rents per square foot for comparable small shop space of less than 10,000 square feet were as follows for each property type:

	As of June 30,
	2013	2012
Stabilized malls	$29.66	$29.31
Non-stabilized malls	23.04	22.64
Associated centers	11.82	11.85
Community centers	15.74	15.48
Office buildings	19.16	18.23
Results from new and renewal leasing of comparable small shop space of less than 10,000 square feet during the three and six month periods ended June 30, 2013 for spaces that were previously occupied, based on the contractual terms of the related leases inclusive of the impact of any rent concessions, are as follows:

Property Type	Square Feet	Prior Gross Rent PSF	New Initial Gross Rent PSF	% Change Initial	New Average Gross Rent PSF (1)	% Change Average
Quarter:
All Property Types (2)	523,773	$38.79	$41.84	7.9%	$43.47	12.1%
Stabilized malls	465,616	40.92	44.15	7.9%	45.88	12.1%
New leases	168,720	41.47	49.34	19.0%	52.41	26.4%
Renewal leases (3)	296,896	40.61	41.21	1.5%	42.18	3.9%

Year to Date:
All Property Types (2)	1,097,712	$38.59	$41.34	7.1%	$42.97	11.4%
Stabilized malls	1,004,021	40.20	43.09	7.2%	44.78	11.4%
New leases	287,169	42.81	52.14	21.8%	55.30	29.2%
Renewal leases (3)	716,852	39.15	39.46	0.8%	40.57	3.6%

(1)	Average gross rent does not incorporate allowable future increases for recoverable common area expenses.

(2)	Includes stabilized malls, associated centers, community centers and office buildings.

(3)
Excluding nine leases signed with Wet Seal for terms of two years or less, during the second quarter of 2013, the change in rents received on renewal leases for the quarter ending June 30, 2013 was 5.6% on an initial basis and 8.2% on an average basis. Year-to-date, excluding the nine Wet Seal leases, the change in rents received on renewal leases for the six months ended June 30, 2013 was 2.4% on an initial basis and 5.4% on an average basis.

Overall, leases in the second quarter of 2013 were signed at a 12.1% increase over the prior gross rent per square foot.  Leases for stabilized malls signed during the quarter were signed at a 12.1% increase over the prior gross rent per square foot. New leases were up 26.4% compared to prior rents and renewal leasing spreads were also positive, increasing 3.9% over prior rents. Our leasing momentum continues with double-digit leasing spreads as both established and new retailers value space in our properties.

LIQUIDITY AND CAPITAL RESOURCES
CBL obtained an investment grade rating of Baa3 with a stable outlook from Moody's in May 2013. Subsequent to June 30, 2013, CBL and the Operating Partnership also received an issuer default credit rating of BBB- with a stable outlook and a senior unsecured notes rating of BBB-from Fitch. We believe these investment grade ratings provide us with access to a broader range of corporate debt securities, leading to a more diversified and flexible balance sheet with a lower overall cost of capital. As of June 30, 2013, we had approximately $783.4 million outstanding on our combined credit facilities. Through our ATM equity offering program, we have raised approximately $209 million in net proceeds, which were used to reduce the balances on our credit facilities. Subsequent to June 30, 2013, we closed on a new $400.0 million unsecured term loan. Net proceeds from the term loan were used to reduce outstanding balances on our lines of credit, providing us with additional financing flexibility.
As discussed in Note 12 to the condensed consolidated financial statements, included in Exhibit 99.3 to this Form 8-K, under the terms of the joint venture agreement for CWJV, we have the ability to redeem Westfield's preferred units beginning January 31, 2013. As such, we issued a redemption notice in the second quarter of 2013 to redeem all of the PJV units using funding from our lines of credit.
We derive a majority of our revenues from leases with retail tenants, which historically have been the primary source for funding short-term liquidity and capital needs such as operating expenses; debt service; tenant construction allowances; recurring capital expenditures; equity for expansions, redevelopments and acquisitions; dividends; and distributions. We believe that the combination of cash flows generated from our operations, combined with our debt and equity sources and the availability under our lines of credit will, for the foreseeable future, provide adequate liquidity to meet our cash needs.  In addition to these factors, we have options available to us to generate additional liquidity, including but not limited to, equity offerings, joint venture investments, issuances of noncontrolling interests in our Operating Partnership, decreasing expenditures related to tenant construction allowances and other capital expenditures, and paying dividends equal to the minimum amount required to maintain our REIT status.  We also generate revenues from sales of peripheral land at our properties and from sales of real estate assets when it is determined that we can realize an optimal value for the assets.
Cash Flows From Operations
We had $64.4 million of unrestricted cash and cash equivalents as of June 30, 2013, a decrease of $13.9 million from December 31, 2012.  Cash provided by operating activities during the six months ended June 30, 2013, decreased $30.1 million to $189.6 million from $219.8 million during the six months ended June 30, 2012. The decrease is primarily a result of the timing of the receipt of rent payments. We received a larger amount of January 2013 rent payments prior to December 31, 2012 than we did for the corresponding prior-year period. As a result, these January 2013 rent payments were reflected in cash flows from operating activities in the fourth quarter of 2012.
Debt
The following tables summarize debt based on our pro rata ownership share, including our pro rata share of unconsolidated affiliates and excluding noncontrolling investors’ share of consolidated properties, because we believe this provides investors and lenders a clearer understanding of our total debt obligations and liquidity (in thousands):

	Consolidated	Noncontrolling Interests	Unconsolidated Affiliates	Total	Weighted- Average Interest Rate (1)
June 30, 2013
Fixed-rate debt:
Non-recourse loans on operating properties (2)	$3,516,429	$(68,211)	$657,160	$4,105,378	5.50%
Financing method obligation (3)	18,264	—	—	18,264	8.00%
Total fixed-rate debt	3,534,693	(68,211)	657,160	4,123,642	5.51%
Variable-rate debt:
Non-recourse term loans on operating properties	134,525	(5,700)	—	128,825	3.13%
Recourse term loans on operating properties	78,820	—	127,293	206,113	3.22%
Construction loans	40,963	—	5,531	46,494	2.87%
Unsecured lines of credit	783,394	—	—	783,394	1.60%
Unsecured term loan	50,000	—	—	50,000	2.09%
Total variable-rate debt	1,087,702	(5,700)	132,824	1,214,826	2.11%
Total	$4,622,395	$(73,911)	$789,984	$5,338,468	4.74%

	Consolidated	Noncontrolling Interests	Unconsolidated Affiliates	Total	Weighted- Average Interest Rate (1)
December 31, 2012
Fixed-rate debt:
Non-recourse loans on operating properties (2)	$3,776,245	$(89,530)	$660,563	$4,347,278	5.47%
Financing method obligation (3)	18,264	—	—	18,264	8.00%
Total fixed-rate debt	3,794,509	(89,530)	660,563	4,365,542	5.48%
Variable-rate debt:
Non-recourse term loans on operating properties	123,875	—	—	123,875	3.36%
Recourse term loans on operating properties	97,682	—	128,491	226,173	2.16%
Construction loans	15,366	—	—	15,366	2.96%
Unsecured lines of credit	475,626	—	—	475,626	2.07%
Secured line of credit (4)	10,625	—	—	10,625	2.46%
Unsecured term loan	228,000	—	—	228,000	1.82%
Total variable-rate debt	951,174	—	128,491	1,079,665	2.39%
Total	$4,745,683	$(89,530)	$789,054	$5,445,207	4.86%

(1)	Weighted-average interest rate includes the effect of debt premiums (discounts), but excludes amortization of deferred financing costs.

(2)
We have four interest rate swaps with notional amounts outstanding totaling $111,881 as of June 30, 2013 and $113,885 as of December 31, 2012 related to four of our variable-rate loans on operating properties to effectively fix the interest rates on these loans.  Therefore, these amounts are reflected in fixed-rate debt at June 30, 2013 and December 31, 2012.

(3)
This amount represents the noncontrolling partner's equity contributions related to Pearland Town Center that is accounted for as a financing due to certain terms of the CBL/T-C, LLC joint venture agreement.

(4)	We converted our secured line of credit to unsecured in February 2013.
As of June 30, 2013, $110.7 million of our pro rata share of consolidated and unconsolidated debt, excluding debt premiums, is scheduled to mature during the remainder of 2013. We have extensions available on $51.3 million of debt at our option that we intend to exercise and, subsequent to June 30, 2013, we retired an operating property loan with a principal balance of $16.0 million as of June 30, 2013, leaving $43.4 million of debt maturities in 2013 that must be retired or refinanced, representing two operating property loans and one land loan.
The weighted-average remaining term of our total share of consolidated and unconsolidated debt was 4.5 years at June 30, 2013 and 4.6 years at December 31, 2012. The weighted-average remaining term of our pro rata share of fixed-rate debt was 5.0 years and 5.2 years at June 30, 2013 and December 31, 2012, respectively.
As of June 30, 2013 and December 31, 2012, our pro rata share of consolidated and unconsolidated variable-rate debt represented 22.8% and 19.8%, respectively, of our total pro rata share of debt. The increase is due to replacing higher fixed-rate debt with variable-rate debt as we grow our unencumbered asset pool. As of June 30, 2013, our share of consolidated and unconsolidated variable-rate debt represented 11.9% of our total market capitalization (see Equity below) as compared to 10.7% as of December 31, 2012.

Unsecured Lines of Credit

We have three unsecured credit facilities that are used for retirement of secured loans, repayment of term loans, working capital, construction and acquisition purposes, as well as issuances of letters of credit.

Wells Fargo Bank, NA serves as the administrative agent for a syndicate of financial institutions for our two unsecured $600.0 million credit facilities ("Facility A" and "Facility B"). Facility A matures in November 2015 and has a one-year extension option for an outside maturity date of November 2016. Facility B matures in November 2016 and has a one-year extension option for an outside maturity date of November 2017. The extension options on both facilities are at our election, subject to continued compliance with the terms of the facilities, and have a one-time extension fee of 0.20% of the commitment amount of each credit facility.

In the first quarter of 2013, we amended and restated our $105.0 million secured credit facility with First Tennessee Bank, NA. The facility was converted from secured to unsecured with a capacity of $100.0 million and a maturity date of February 2016.

Prior to May 14, 2013, borrowings under our three unsecured lines of credit bore interest at London Interbank Offered Rate ("LIBOR") plus a spread ranging from 155 to 210 basis points based on our leverage ratio. We also paid annual unused facility fees, on a quarterly basis, at rates of either 0.25% or 0.30% based on any unused commitment of each facility. In May 2013, CBL obtained an investment grade rating from Moody's and, effective May 14, 2013, we made a one-time irrevocable election to use CBL's credit rating to determine the interest rate on each facility. Under the credit rating election, each facility now bears interest at LIBOR plus a spread of 100 to 175 basis points. As of June 30, 2013, the interest rate based on the credit rating from Moody's is LIBOR plus 140 basis points. Additionally, we will pay an annual facility fee that ranges from 0.15% to 0.35% of the total capacity of each facility rather than the unused commitment fees as described above. As of June 30, 2013, the annual facility fee is 0.30%. The three unsecured lines of credit had a weighted-average interest rate of 1.60% at June 30, 2013.
The following summarizes certain information about our unsecured lines of credit as of June 30, 2013 (in thousands):

	Total Capacity	Total Outstanding		Maturity Date	Extended Maturity Date
Facility A	$600,000	$300,297	(1)	November 2015	November 2016
First Tennessee	100,000	52,679		February 2016	N/A
Facility B	600,000	430,418	(2)	November 2016	November 2017
	$1,300,000	$783,394
(1) There was an additional $475 outstanding on this facility as of June 30, 2013 for letters of credit. Up to $50,000 of the capacity on this facility can be used for letters of credit.
(2) There was an additional $617 outstanding on this facility as of June 30, 2013 for letters of credit. Up to $50,000 of the capacity on this facility can be used for letters of credit.
Unsecured Term Loans
In April 2013, we retired a $228.0 million unsecured term loan at its maturity date with borrowings from our credit facilities.
In the first quarter of 2013, under the terms of our amended and restated agreement with First Tennessee Bank, NA described above, we obtained a $50.0 million unsecured term loan that bears interest at LIBOR plus 1.90% and matures in February 2018. At June 30, 2013, the outstanding borrowings of $50.0 million had a weighted-average interest rate of 2.09%.
Subsequent to June 30, 2013, we closed on a five-year $400.0 million unsecured term loan. The loan bears interest at a variable rate of LIBOR plus 150 basis points based on our current credit rating.
Covenants and Restrictions
The agreements for our unsecured lines of credit contain, among other restrictions, certain financial covenants including the maintenance of certain financial coverage ratios, minimum net worth requirements, minimum unencumbered asset and interest ratios, maximum secured indebtedness and limitations on cash flow distributions.  We believe we were in compliance with all covenants and restrictions at June 30, 2013.
The following presents our compliance with key unsecured debt covenant compliance ratios as of June 30, 2013:

Ratio	Required	Actual
Debt to total asset value	< 60%	50.3%
Ratio of unencumbered asset value to unsecured indebtedness	> 1.60x	3.65x
Ratio of unencumbered NOI to unsecured interest expense	> 1.75x	8.80x
Ratio of EBITDA to fixed charges (debt service)	> 1.50x	2.09x
The agreements for the unsecured credit facilities described above contain default provisions customary for transactions of this nature (with applicable customary grace periods). Additionally, any default in the payment of any recourse indebtedness greater than or equal to $50.0 million or any non-recourse indebtedness greater than $150.0 million (for the Operating Partnership's ownership share) of CBL, the Operating Partnership or any Subsidiary, as defined, will constitute an event of default under the agreements to the credit facilities. The credit facilities also restrict our ability to enter into any transaction that could result in certain changes in our ownership or structure as described under the heading “Change of Control/Change in Management” in the agreements to the credit facilities. Prior to CBL obtaining an investment grade rating in May 2013, our obligations under the agreements were unconditionally guaranteed, jointly and severally, by any subsidiary of the Operating Partnership to the extent such subsidiary was a material subsidiary and was not otherwise an excluded subsidiary, as defined in the agreements. In accordance with the agreements, once CBL obtained an investment grade rating, guarantees by material subsidiaries of the Operating Partnership were no longer required.
Several of our malls/open-air centers, associated centers and community centers, in addition to our corporate office building, are owned by special purpose entities that are included in the our condensed consolidated financial statements. The sole business purpose of the special purpose entities is to own and operate these properties. The real estate and other assets owned by these special purpose entities are restricted under the loan agreements in that they are not available to settle our other debts. However, so long as the loans are not under an event of default, as defined in the loan agreements, the cash flows from these properties, after payments of debt service, operating expenses and reserves, are available for distribution to us.
Mortgages on Operating Properties
In June 2013, we closed on a three-year $11.4 million non-recourse loan secured by Statesboro Crossing in Statesboro, GA. The loan bears interest at LIBOR plus 180 basis points. The loan matures in June 2016 and has two one-year extension options, which are at our election, for an outside maturity date of June 2018. Proceeds from the loan were used to pay down our credit facilities. We also retired an $88.4 million loan in June 2013, which was secured by Mid Rivers Mall in St. Peters, MO, with borrowings from our credit facilities. The loan was scheduled to mature in May 2021 and bore interest at a fixed rate of 5.88%. We recorded an $8.9 million loss on extinguishment of debt, which consisted of an $8.7 million prepayment fee and $0.2 million of unamortized debt issuance costs.
In April 2013, we retired a $71.7 million loan, secured by South County Center in St. Louis, MO, with borrowings from our credit facilities. The loan was scheduled to mature in October 2013. In connection with this prepayment, we recorded a loss on extinguishment of debt of $0.2 million from the write-off of an unamortized discount.
In the first quarter of 2013, Renaissance Phase II CMBS, LLC closed on a $16.0 million 10-year non-recourse CMBS loan secured by Renaissance Center Phase II in Durham, NC. The loan bears interest at a fixed rate of 3.4895% and matures in April 2023. Proceeds from the loan were used to retire a $15.7 million loan that was scheduled to mature in April 2013.
Also during the first quarter of 2013, CBL-Friendly Center CMBS, LLC closed on a $100.0 million 10-year non-recourse CMBS loan, secured by Friendly Center, located in Greensboro, NC. The loan bears interest at a fixed rate of 3.4795% and matures in April 2023. Proceeds from the new loan were used to retire four existing loans aggregating $100.0 million that were secured by Friendly Center, Friendly Center Office Building, First National Bank Building, Green Valley Office Building, First Citizens Bank Building, Wachovia Office Building and Bank of America Building, all located in Greensboro, NC and scheduled to mature in April 2013.
In the first quarter of 2013, we retired two loans with an aggregate balance of $77.1 million, including a $13.5 million loan secured by Statesboro Crossing in Statesboro, GA and a $63.6 million loan secured by Westmoreland Mall in Greensburg, PA, with borrowings from our credit facilities. Both loans were scheduled to mature in the first quarter of 2013.
In the first quarter of 2012, the lender of the non-recourse mortgage loan secured by Columbia Place in Columbia, SC notified us that the loan had been placed in default. Columbia Place generates insufficient income levels to cover the debt service on the mortgage, which had a balance of $27.3 million at June 30, 2013, and a contractual maturity date of September 2013. The lender on the loan receives the net operating cash flows of the property each month in lieu of scheduled monthly mortgage payments.
The lender of the non-recourse mortgage loan secured by Citadel Mall in Charleston, SC notified us in July 2013 that the loan had been placed in default. Citadel Mall generates insufficient income levels to cover the debt service on the mortgage, which had a balance of $68.3 million at June 30, 2013, and a contractual maturity date of April 2017. In June 2013, the lender on the loan began receiving the net operating cash flows of the property each month in lieu of scheduled monthly mortgage payments. Subsequent to June 30, 2013, the lender sent a formal notice of default and filed for foreclosure.
Subsequent to June 30, 2013, we retired a $16.0 million loan, which was secured by Alamance Crossing West in Burlington, NC with borrowings from our credit facilities. The loan was scheduled to mature in December 2013.

Interest Rate Hedging Instruments
As of June 30, 2013, we had the following outstanding interest rate derivatives that were designated as cash flow hedges of interest rate risk (dollars in thousands):

Instrument Type	Location in Condensed Consolidated Balance Sheet	Outstanding Notional Amount	Designated Benchmark Interest Rate	Strike Rate	Fair Value at 6/30/2013	Fair Value at 12/31/12	Maturity Date
Cap	Intangible lease assets and other assets	$123,125 (amortizing to $122,375)	3-month LIBOR	5.000%	$—	$—	January 2014

Pay fixed/ Receive variable Swap	Accounts payable and accrued liabilities	$54,086 (amortizing to $48,337)	1-month LIBOR	2.149%	$(2,162)	$(2,775)	April 2016
Pay fixed/ Receive variable Swap	Accounts payable and accrued liabilities	$33,863 (amortizing to $30,276)	1-month LIBOR	2.187%	(1,386)	(1,776)	April 2016
Pay fixed/ Receive variable Swap	Accounts payable and accrued liabilities	$12,660 (amortizing to $11,313)	1-month LIBOR	2.142%	(504)	(647)	April 2016
Pay fixed/ Receive variable Swap	Accounts payable and accrued liabilities	$11,272 (amortizing to $10,083)	1-month LIBOR	2.236%	(476)	(607)	April 2016
					$(4,528)	$(5,805)
Equity
During the six months ended June 30, 2013, we paid distributions of $112.2 million to holders of our common and preferred units, as well as $12.9 million in distributions to noncontrolling interest investors.
On May 31, 2013, we declared a second quarter 2013 cash distribution on our common units of $0.23 per unit and $0.7322 to $0.7572 per unit for certain special common units that were paid on July 16, 2013. On February 26, 2013, we declared a first quarter 2013 cash distribution on our common units of $0.23 per unit and $0.7322 to $0.7572 per unit for certain special common units that were paid on April 16, 2013. Future distributions payable will be determined by our general partner based upon circumstances at the time of declaration.
As a public company and, as a subsidiary of a publicly traded company, we have access to capital through both the public equity and debt markets. We and CBL currently have a shelf registration statement on file with the Securities and Exchange Commission authorizing CBL to publicly issue senior and/or subordinated debt securities, shares of preferred stock (or depositary shares representing fractional interests therein), shares of common stock, warrants or rights to purchase any of the foregoing securities, and units consisting of two or more of these classes or series of securities.  We are also authorized to publicly issue senior and/or subordinated debt securities. There is no limit to the offering price or number of securities that we may issue under this shelf registration statement. Generally, if CBL publicly issues any equity or debt securities, CBL will contribute the net proceeds to us in exchange for equity or debt securities, as the case may be, that have corresponding economic terms as the securities issued by CBL.

At-The-Market Equity Program
On March 1, 2013, CBL and collectively, us, entered into Sales Agreements with a number of sales agents to sell shares of CBL's common stock, having an aggregate offering price of up to $300.0 million, from time to time through an ATM program. In accordance with the Sales Agreements, CBL will set the parameters for the sales of shares, including the number of shares to be issued, the time period during which sales are to be made and any minimum price below which sales may not be made. The Sales Agreements provide that the sales agents will be entitled to compensation for their services at a mutually agreed commission rate not to exceed 2.0% of the gross proceeds from the sales of shares sold through the ATM program. For each share of common stock issued by CBL, we issue a corresponding number of common units of limited partnership interest to CBL in exchange for the contribution of the proceeds from the stock issuance. We include only CBL share issuances that have settled in the calculation of units outstanding at the end of each period. The following table summarizes CBL's issuances of common stock sold through the ATM program since inception through June 30, 2013 (dollars in thousands, except stock prices):

	Number of Shares Settled	Gross Proceeds	Net Proceeds	Weighted-average Sales Price
2013:
First quarter	1,889,105	$44,459	$43,904	$23.53
Second quarter	6,530,193	167,034	165,692	25.58
Total	8,419,298	$211,493	$209,596	$25.12
The proceeds from these sales were used to reduce the balances on our unsecured lines of credit. Since the commencement of the ATM program, the Operating Partnership has issued 8,419,298 common units to CBL and approximately $88.5 million remains available to be sold under this program. Actual future sales will depend on a variety of factors including but not limited to market conditions, the trading price of CBL's common stock and our capital needs. CBL has no obligation to sell the remaining shares available under the ATM program.
Debt-To-Total Market Capitalization
Our strategy is to maintain a conservative debt-to-total-market capitalization ratio in order to enhance our access to the broadest range of capital markets, both public and private. Based on our share of total consolidated and unconsolidated debt and the market value of equity (based on the market price of CBL's stock), CBL's debt-to-total-market capitalization (debt plus market value of equity) ratio was 52.1% at June 30, 2013, compared to 55.9% at June 30, 2012. Our debt-to-market capitalization ratio at June 30, 2013 was computed as follows (in thousands, except stock prices):

	Units Outstanding	Stock Price (1)	Value
Operating partnership units	199,452	$21.42	$4,272,262
7.375% Series D Cumulative Redeemable Preferred Units	1,815	250.00	453,750
6.625% Series E Cumulative Redeemable Preferred Units	690	250.00	172,500
Total market equity			4,898,512
Operating Partnership’s share of total debt			5,338,468
Total market capitalization			$10,236,980
Debt-to-total-market capitalization ratio			52.1%

(1)
Stock price for Operating Partnership units equals the closing price of CBL's common stock on June 28, 2013. The stock prices for the preferred units represent the liquidation preference of each respective series of preferred units

Capital Expenditures
Deferred maintenance expenditures are generally billed to tenants as common area maintenance expense, and most are recovered over a 5 to 15-year period. Renovation expenditures are primarily for remodeling and upgrades of malls, of which a portion is recovered from tenants over a 5 to 15-year period.  We recover these costs through fixed amounts with annual increases or pro rata cost reimbursements based on the tenant’s occupied space. The following table summarizes these capital expenditures, including our share of unconsolidated affiliates' capital expenditures, for the six month period ended June 30, 2013 compared to the same period in 2012 (in thousands):

	Six Months Ended June 30,
	2013	2012
Tenant allowances (1)	$21,614	$24,338

Renovations	11,932	5,661

Deferred maintenance:
Parking lot and parking lot lighting	1,054	7,041
Roof repairs and replacements	2,767	3,823
Other capital expenditures	2,914	9,114
	6,735	19,978

	$40,281	$49,977
(1) Tenant allowances related to renewal leases were not material for the periods presented.
We capitalized overhead of $2.3 million and $1.9 million during the six months ended June 30, 2013 and 2012, respectively. We capitalized $1.9 million and $1.3 million during the six months ended June 30, 2013 and 2012, respectively.
Our 2013 renovation program includes upgrades at four of our malls. Renovations are scheduled to be completed in 2013 at Friendly Center in Greensboro, NC; Greenbrier Mall in Chesapeake, VA; Acadiana Mall in Lafayette, LA and Northgate Mall in Chattanooga, TN. Friendly Center's renovation will include updated walkway canopies and landscaping. Greenbrier Mall will receive a newly designed food court with new tables and chairs in addition to landscape improvements and other upgrades. The upgrades at Acadiana Mall will include updated entrances, a remodeled food court, new landscaping and other enhancements. The renovation at Northgate Mall will include exterior enhancements, new flooring and soft seating areas as well as ceiling and lighting upgrades. Our share of total anticipated net investment in these renovations as well as other less extensive renovations is approximately $29.9 million.
The terms of the joint venture that we formed with TIAA-CREF require us to fund certain capital expenditures related to parking decks at West County Center of approximately $26.4 million. As of June 30, 2013, we had funded $13.2 million of this amount leaving approximately $13.2 million to be funded.
Annual capital expenditures budgets are prepared for each of our properties that are intended to provide for all necessary recurring and non-recurring capital expenditures. We believe that property operating cash flows, which include reimbursements from tenants for certain expenses, will provide the necessary funding for these expenditures.
Developments and Expansions
The following tables summarize our development projects as of June 30, 2013:

Property Opened During the Six Months Ended June 30, 2013
(Dollars in thousands)

		Total Project Square Feet
			Total Cost (1)	Cost to Date (2)	Opening Date	Initial Unleveraged Yield
Property	Location
Community Center:
The Crossings at Marshalls Creek	Middle Smithfield, PA	104,525	$18,983	$19,318	June-13	9.8%

In the second quarter of 2013, we opened The Crossings at Marshalls Creek, a community center development. Anchors include Price Chopper super market, Rite Aid, STS Tire and Auto Centers and Family Dollar.

Properties Under Development at June 30, 2013
(Dollars in thousands)

		Total Project Square Feet
			Total Cost (1)	Cost to Date (2)	Expected Opening Date	Initial Unleveraged Yield
Property	Location
Outlet Centers:
The Outlet Shoppes at Atlanta (3)	Woodstock, GA	370,456	$80,490	$56,999	July-13	11.7%
The Outlet Shoppes at Louisville (4)	Simpsonville, KY	373,944	80,472	9,056	August-14	10.2%
		744,400	$160,962	$66,055

Community Center:
Fremaux Town Center (4) - Phase I	Slidell, LA	295,000	$52,396	$26,045	Summer-14	8.5%

Mall Expansions:
Cross Creek Mall - Shops	Fayetteville, NC	45,620	$15,831	$6,259	November-13	9.8%
Volusia Mall - Restaurant District	Daytona Beach, FL	27,500	7,114	5,309	Fall-13	10.4%
The Shoppes at Southaven Towne Center - Phase II	Southaven, MS	22,925	3,968	1,661	November-13	12.2%
West Towne Mall - Phase I	Madison, WI	22,500	5,454	2,054	October-13	11.8%
		118,545	$32,367	$15,283

Mall Redevelopments:
Monroeville Mall - JC Penney/Cinemark	Pittsburgh, PA	78,223	$26,178	$16,706	October-12/ Winter-13	7.6%
South County - Dick's Sporting Goods	St. Louis, MO	50,000	8,051	626	November-13	9.5%
Southpark Mall - Dick's Sporting Goods	Colonial Heights, VA	85,322	9,379	4,090	July-13	6.5%
		213,545	$43,608	$21,422

Associated Center Redevelopment:
The Shops at Northgate	Chattanooga, TN	75,018	$6,105	$5,124	October-13	9.2%

Total Properties Under Development		1,446,508	$295,438	$133,929
(1) Total cost is presented net of reimbursements to be received.
(2) Cost to date does not reflect reimbursements until they are received.
(3) This property is a 75/25 joint venture. Total and cost to date are reflected at 100%.
(4) These properties are 65/35 joint ventures. Total cost and cost to date are reflected at 100%.
We have construction loans in place for the development of Fremaux Town Center and The Outlet Shoppes at Atlanta. Construction continues on the first phase of Fremaux Town Center, a 295,000-square-foot community center development. Dick's Sporting Goods, Michaels, PetSmart, T.J. Maxx and Kohl's will anchor the first phase of this project which is scheduled to open in summer 2014 and is approximately 90% leased or committed. Plans for the second phase of the development include 300,000-square-feet of additional retail space targeted towards fashion and entertainment. Dillard's will open a 126,000-square-foot store in Phase II of the Fremaux Town Center development. Equity for these developments has been funded with operating cash inflows and our credit facilities.
The Outlet Shoppes at Atlanta opened July 2013. At the opening, the 370,500-square-foot project was approximately 97% leased or committed with 99 retailers including Saks Fifth Avenue OFF 5TH, Nike, Asics, Coach, Columbia Sportswear and Juicy Couture. In June 2013, we began construction on The Outlet Shoppes at Louisville. Scheduled to open in summer 2014, the 370,000-square-foot project is approximately 83% leased or committed and includes retailers such as Coach, Banana Republic, Brooks Brothers, Chico's, Nike, Saks Fifth Avenue OFF 5TH among others.

We have four mall expansions and four redevelopment projects under construction as of June 30, 2013. A 46,000-square-foot expansion of Cross Creek Mall is approximately 91% leased or committed and will provide additional space for new retailers including Chico's, LOFT, Men's Wearhouse and Reed's Jewelers. A 28,000-square-foot restaurant district featuring Bahama Breeze, Olive Garden and iHOP, is under construction at Volusia Mall near the Daytona Speedway. Construction continues on expansions of Southaven Towne Center and West Towne Mall to accommodate new tenants. At Monroeville Mall, JC Penney opened their new 110,000-square-foot prototype store in October 2012, relocating from their existing store in the mall. Their former building is being redeveloped into a new 12-screen Cinemark Theatre, anticipated to open in fall 2013. We also began construction in late 2012 on the redevelopment of a recently vacated Dillard's location at Southpark Mall in Colonial Heights, VA. The store will be redeveloped into a 56,000-square-foot Dick's Sporting Goods, with a grand opening planned in July 2013. We began construction on a 50,000-square-foot Dick's Sporting Goods store at South County Center in the second quarter of 2013 with an anticipated opening date in November 2013. The Shops at Northgate is an associated center redevelopment near Northgate Mall, which we acquired in late 2011. Michaels and Ross stores will join the existing T.J. Maxx as anchors of this project with completion expected in October 2013.
In June 2013, we acquired two Sears locations at Fayette Mall in Lexington, KY and CoolSprings Galleria in Nashville, TN. We plan to redevelop both buildings into new specialty stores and restaurants. Sears will continue to operate in both locations in the interim.
We hold options to acquire certain development properties owned by third parties.  Except for the projects presented above, we do not have any other material capital commitments as of June 30, 2013.
Acquisition
In April 2013, we acquired the remaining 51.0% noncontrolling interest in Kirkwood Mall in Bismarck, ND in accordance with the agreement executed in December 2012 that is described in Note 5 to the condensed consolidated financial statements, included in Exhibit 99.3 of this Form 8-K.
Dispositions
See Note 16 in Exhibit 99.3 of this Form 8-K for information on properties sold subsequent to June 30, 2013.
Joint Ventures
Louisville Outlet Shoppes, LLC
In May 2013, we entered into a joint venture with a third party to develop, own and operate The Outlet Shoppes at Louisville located in Simpsonville, KY. Construction began in June 2013 with completion expected in summer 2014. We hold a 65% ownership interest in the joint venture.
Fremaux Town Center JV, LLC
In January 2013, we formed a 65/35 joint venture, Fremaux Town Center JV, LLC ("Fremaux"), to develop, own and operate Fremaux Town Center, a community center development located in Slidell, LA. Construction began in March 2013 with completion expected in July 2014. The partners contributed aggregate initial equity of $20.5 million on formation of Fremaux, of which our contribution was $18.5 million. Future required contributions will be funded on a 65/35 pro rata basis. In March 2013, Fremaux obtained a construction loan on the property that allows for borrowings up to $46.0 million and bears interest at LIBOR plus 2.125%. The loan matures in March 2016 and has two one-year extension options, which are at the joint venture's election, for an outside maturity date of March 2018. We guaranteed 100% of the construction loan. As of June 30, 2013, $5.5 million was outstanding under the loan. We account for our investment in Fremaux using the equity method of accounting as of June 30, 2013.
Dispositions
We sold five office buildings, as described in Note 4 to the condensed consolidated financial statements, included in Exhibit 99.3 of this Form 8-K, during the first quarter of 2013 for aggregate net proceeds of $43.5 million, which were used to reduce the outstanding borrowings on our credit facilities.
Off-Balance Sheet Arrangements
Unconsolidated Affiliates
We have ownership interests in 17 unconsolidated affiliates as of June 30, 2013 that are described in Note 5 to the condensed consolidated financial statements, included in Exhibit 99.3 of this Form 8-K . The unconsolidated affiliates are accounted for using the equity method of accounting and are reflected in the condensed consolidated balance sheets as “Investments in Unconsolidated Affiliates.”  The following are circumstances when we may consider entering into a joint venture with a third party:

•
Third parties may approach us with opportunities in which they have obtained land and performed some pre-development activities, but they may not have sufficient access to the capital resources or the development and leasing expertise to bring the project to fruition. We enter into such arrangements when we determine such a project is viable and we can achieve a satisfactory return on our investment. We typically earn development fees from the joint venture and provide management and leasing services to the property for a fee once the property is placed in operation.

•
We determine that we may have the opportunity to capitalize on the value we have created in a property by selling an interest in the property to a third party. This provides us with an additional source of capital that can be used to develop or acquire additional real estate assets that we believe will provide greater potential for growth. When we retain an interest in an asset rather than selling a 100% interest, it is typically because this allows us to continue to manage the property, which provides us the ability to earn fees for management, leasing, development and financing services provided to the joint venture.

Preferred Joint Venture Units
We consolidate our investment in the CW Joint Venture, LLC ("CWJV") with Westfield Group ("Westfield").  The terms of the joint venture agreement require that CWJV pay an annual preferred distribution at a rate of 5.0%, which increases to 6.0% on July 1, 2013, on the preferred liquidation value of the preferred joint venture units ("PJV units") of CWJV that are held by Westfield.  Westfield has the right to have all or a portion of the PJV units redeemed by CWJV with either cash or property owned by CWJV, in each case for a net equity amount equal to the preferred liquidation value of the PJV units. At any time after January 1, 2013, Westfield may propose that CWJV acquire certain qualifying property that would be used to redeem the PJV units at their preferred liquidation value. If CWJV does not redeem the PJV units with such qualifying property (a “Preventing Event”), then the annual preferred distribution rate on the PJV units increases to 9.0% beginning July 1, 2013.  We will have the right, but not the obligation, to offer to redeem the PJV units from January 31, 2013 through January 31, 2015 at their preferred liquidation value, plus accrued and unpaid distributions. We amended the joint venture agreement with Westfield in September 2012 to provide that, if we exercise our right to offer to redeem the PJV units on or before August 1, 2013, then the preferred liquidation value will be reduced by $10.0 million so long as Westfield does not reject the offer and if the redemption closes on or before September 30, 2013. If we fail to make such an offer, the annual preferred distribution rate on the PJV units increases to 9.0% for the period from July 1, 2013 through June 30, 2016, at which time it decreases to 6.0% if a Preventing Event has not occurred.  If, upon redemption of the PJV units, the fair value of our common stock is greater than $32.00 per share, then such excess (but in no case greater than $26.0 million in the aggregate) shall be added to the aggregate preferred liquidation value payable on account of the PJV units.  We account for this contingency using the method prescribed for earnings or other performance measure contingencies.  As such, should this contingency result in additional consideration to Westfield, we will record the current fair value of the consideration issued as a purchase price adjustment at the time the consideration is paid or payable.
In June 2013, we issued a redemption notice to Westfield to redeem all of the PJV units. Under the terms agreed to by us and Westfield, the annual preferred distribution rate will remain at 5.0% until the earlier of the closing or rejection by Westfield of the redemption offer or September 30, 2013. We plan to use our lines of credit to fund the redemption.
Guarantees
We may guarantee the debt of a joint venture primarily because it allows the joint venture to obtain funding at a lower cost than could be obtained otherwise. This results in a higher return for the joint venture on its investment, and a higher return on our investment in the joint venture. We may receive a fee from the joint venture for providing the guaranty. Additionally, when we issue a guaranty, the terms of the joint venture agreement typically provide that we may receive indemnification from the joint venture or have the ability to increase our ownership interest.
We own a parcel of land in Lee’s Summit, MO that we are ground leasing to a third party development company.  The third party developed and operates a shopping center on the land parcel.  We have guaranteed 27% of the loans of which the maximum guaranteed amount, representing 27% of capacity, is approximately $14.9 million. The total amount outstanding at June 30, 2013 on the loans was $49.7 million of which we have guaranteed $13.4 million. We included an obligation of $0.2 million as of June 30, 2013 and December 31, 2012 in the condensed consolidated balance sheets, included in Exhibit 99.3 of this Form 8-K, to reflect the estimated fair value of the guaranty. In the second quarter of 2013, the loan was extended to July. The third party developer is working with the lender to further extend the maturity date of the loan. We have not increased our accrual for the contingent obligation as we do not believe that this contingent obligation is probable.
We have guaranteed 100% of the construction and land loans of West Melbourne I, LLC ("West Melbourne"), an unconsolidated affiliate in which we own a 50% interest, of which the maximum guaranteed amount is $43.8 million.  West Melbourne developed and operates Hammock Landing, a community center in West Melbourne, FL. The total amount outstanding on the loans at June 30, 2013 was $43.8 million. The guaranty will expire upon repayment of the debt.  The land loan, and the construction loan, each representing $2.8 million and $41.1 million, respectively, of the amount outstanding at June 30, 2013, mature in November 2013. The construction loan has a one-year extension option available. We included an obligation of $0.5 million in the condensed consolidated balance sheets as of June 30, 2013 and December 31, 2012, included in Exhibit 99.3 of this Form 8-K, to reflect the estimated fair value of this guaranty.
We have guaranteed 100% of the construction loan of Port Orange I, LLC ("Port Orange"), an unconsolidated affiliate in which we own a 50% interest, of which the maximum guaranteed amount is $62.8 million.  Port Orange developed and operates The Pavilion at Port Orange, a community center in Port Orange, FL.  The total amount outstanding at June 30, 2013 on the loan was $62.8 million. The guaranty will expire upon repayment of the debt.  The loan matures in March 2014 and has a one-year extension option available. We included an obligation of $1.0 million in the condensed consolidated balance sheets as of June 30, 2013 and December 31, 2012, included in Exhibit 99.3 of this Form 8-K, to reflect the estimated fair value of this guaranty.
We have guaranteed the lease performance of York Town Center, LP ("YTC"), an unconsolidated affiliate in which we own a 50% interest, under the terms of an agreement with a third party that owns property as part of York Town Center. Under the terms of that agreement, YTC is obligated to cause performance of the third party’s obligations as landlord under its lease with its sole tenant, including, but not limited to, provisions such as co-tenancy and exclusivity requirements. Should YTC fail to cause performance, then the tenant under the third party landlord’s lease may pursue certain remedies ranging from rights to terminate its lease to receiving reductions in rent. We have guaranteed YTC’s performance under this agreement up to a maximum of $22.0 million, which decreases by $0.8 million annually until the guaranteed amount is reduced to $10.0 million. The guaranty expires on December 31, 2020.  The maximum guaranteed obligation was $17.2 million as of June 30, 2013.  We entered into an agreement with our joint venture partner under which the joint venture partner has agreed to reimburse us 50% of any amounts we are obligated to fund under the guaranty.  We did not include an obligation for this guaranty because we determined that the fair value of the guaranty was not material as of June 30, 2013 and December 31, 2012.
We have guaranteed 100% of a term loan for JG Gulf Coast Town Center LLC ("Gulf Coast"), an unconsolidated affiliate in which we own a 50% interest, of which the maximum guaranteed amount is $6.5 million. The loan is for the third phase expansion of Gulf Coast Town Center, a shopping center located in Ft. Myers, FL. The total amount outstanding at June 30, 2013 on the loan was $6.5 million. The guaranty will expire upon repayment of the debt. The loan matures in July 2015. We did not include an obligation for this guaranty because we determined that the fair value of the guaranty was not material as of June 30, 2013 and December 31, 2012.
In March 2013, we guaranteed 100% of a construction loan for Fremaux, an unconsolidated affiliate in which we own a 65% interest, of which the maximum guaranteed amount is $46.0 million. The loan is for the development of Fremaux Town Center, a community center located in Slidell, LA. The total amount outstanding at June 30, 2013 on the loan was $5.5 million. The guaranty will expire upon repayment of the debt. The loan matures in March 2016 and has two one-year extension options for an outside maturity date of March 2018. We received a 1% fee for this guaranty when the loan was issued in March 2013 and have included an obligation of $0.5 million in the condensed consolidated balance sheet as of June 30, 2013, included in Exhibit 99.3 of this Form 8-K, to reflect the estimated fair value of this guaranty.

CRITICAL ACCOUNTING POLICIES
Our significant accounting policies are disclosed in Note 2 to the consolidated financial statements included in Exhibit 99.1 of this Form 8-K. The following discussion describes our most critical accounting policies, which are those that are both important to the presentation of our financial condition and results of operations and that require significant judgment or use of complex estimates.
 Revenue Recognition
Minimum rental revenue from operating leases is recognized on a straight-line basis over the initial terms of the related leases. Certain tenants are required to pay percentage rent if their sales volumes exceed thresholds specified in their lease agreements. Percentage rent is recognized as revenue when the thresholds are achieved and the amounts become determinable.
We receive reimbursements from tenants for real estate taxes, insurance, common area maintenance, and other recoverable operating expenses as provided in the lease agreements. Tenant reimbursements are recognized as revenue in the period the related operating expenses are incurred. Tenant reimbursements related to certain capital expenditures are billed to tenants over periods of 5 to 15 years and are recognized as revenue in accordance with underlying lease terms.
We receive management, leasing and development fees from third parties and unconsolidated affiliates. Management fees are charged as a percentage of revenues (as defined in the management agreement) and are recognized as revenue when earned. Development fees are recognized as revenue on a pro rata basis over the development period. Leasing fees are charged for newly executed leases and lease renewals and are recognized as revenue when earned. Development and leasing fees received from unconsolidated affiliates during the development period are recognized as revenue to the extent of the third-party partners’ ownership interest. Fees to the extent of our ownership interest are recorded as a reduction to our investment in the unconsolidated affiliate.

 Gains on sales of real estate assets are recognized when it is determined that the sale has been consummated, the buyer’s initial and continuing investment is adequate, our receivable, if any, is not subject to future subordination, and the buyer has assumed the usual risks and rewards of ownership of the asset. When we have an ownership interest in the buyer, gain is recognized to the extent of the third party partner’s ownership interest and the portion of the gain attributable to our ownership interest is deferred.
Real Estate Assets
We capitalize predevelopment project costs paid to third parties. All previously capitalized predevelopment costs are expensed when it is no longer probable that the project will be completed. Once development of a project commences, all direct costs incurred to construct the project, including interest and real estate taxes, are capitalized. Additionally, certain general and administrative expenses are allocated to the projects and capitalized based on the amount of time applicable personnel work on the development project. Ordinary repairs and maintenance are expensed as incurred. Major replacements and improvements are capitalized and depreciated over their estimated useful lives.
All acquired real estate assets are accounted for using the acquisition method of accounting and accordingly, the results of operations are included in the condensed consolidated statements of operations from the respective dates of acquisition.  The purchase price is allocated to (i) tangible assets, consisting of land, buildings and improvements, as if vacant, and tenant improvements and (ii) identifiable intangible assets and liabilities generally consisting of above- and below-market leases and in-place leases.  We use estimates of fair value based on estimated cash flows, using appropriate discount rates, and other valuation methods to allocate the purchase price to the acquired tangible and intangible assets.  Liabilities assumed generally consist of mortgage debt on the real estate assets acquired.  Assumed debt with a stated interest rate that is significantly different from market interest rates is recorded at its fair value based on estimated market interest rates at the date of acquisition.
Depreciation is computed on a straight-line basis over estimated lives of 40 years for buildings, 10 to 20 years for certain improvements and 7 to 10 years for equipment and fixtures. Tenant improvements are capitalized and depreciated on a straight-line basis over the term of the related lease.  Lease-related intangibles from acquisitions of real estate assets are amortized over the remaining terms of the related leases.  The amortization of above- and below-market leases is recorded as an adjustment to minimum rental revenue, while the amortization of all other lease-related intangibles is recorded as amortization expense.  Any difference between the face value of the debt assumed and its fair value is amortized to interest expense over the remaining term of the debt using the effective interest method.
Carrying Value of Long-Lived Assets
We periodically evaluate long-lived assets to determine if there has been any impairment in their carrying values and record impairment losses if the undiscounted cash flows estimated to be generated by those assets are less than their carrying amounts or if there are other indicators of impairment. If it is determined that impairment has occurred, the amount of the impairment charge is equal to the excess of the asset’s carrying value over its estimated fair value.  We estimate fair value using the undiscounted cash flows expected to be generated by each property, which are based on a number of assumptions such as leasing expectations, operating budgets, estimated useful lives, future maintenance expenditures, intent to hold for use and capitalization rates, among others.  These assumptions are subject to economic and market uncertainties including, but not limited to, demand for space, competition for tenants, changes in market rental rates and costs to operate each property. As these factors are difficult to predict and are subject to future events that may alter our assumptions, the future cash flows estimated in our impairment analyses may not be achieved. See Note 3 to the condensed consolidated financial statements, included in Exhibit 99.3 of this Form 8-K, for impairment of long-lived assets for the six month period ended June 30, 2013.
Allowance for Doubtful Accounts
We periodically perform a detailed review of amounts due from tenants and others to determine if accounts receivable balances are impaired based on factors affecting the collectibility of those balances.  Our estimate of the allowance for doubtful accounts requires significant judgment about the timing, frequency and severity of collection losses, which affects the allowance and net income.  We recorded a provision for doubtful accounts of $0.9 million and $1.2 million for the six months ended June 30, 2013 and 2012, respectively.
 Investments in Unconsolidated Affiliates
We evaluate our joint venture arrangements to determine whether they should be recorded on a consolidated basis.  The percentage of ownership interest in the joint venture, an evaluation of control and whether a VIE exists are all considered in the consolidation assessment.
Initial investments in joint ventures that are in economic substance a capital contribution to the joint venture are recorded in an amount equal to our historical carryover basis in the real estate contributed. Initial investments in joint ventures that are in economic substance the sale of a portion of our interest in the real estate are accounted for as a contribution of real estate recorded in an amount equal to our historical carryover basis in the ownership percentage retained and as a sale of real estate with profit recognized to the extent of the other joint venturers’ interests in the joint venture. Profit recognition assumes that we have no commitment to reinvest with respect to the percentage of the real estate sold and the accounting requirements of the full accrual method are met.
We account for our investment in joint ventures where we own a noncontrolling interest or where we are not the primary beneficiary of a VIE using the equity method of accounting. Under the equity method, our cost of investment is adjusted for our share of equity in the earnings of the unconsolidated affiliate and reduced by distributions received. Generally, distributions of cash flows from operations and capital events are first made to partners to pay cumulative unpaid preferences on unreturned capital balances and then to the partners in accordance with the terms of the joint venture agreements.
Any differences between the cost of our investment in an unconsolidated affiliate and our underlying equity as reflected in the unconsolidated affiliate’s financial statements generally result from costs of our investment that are not reflected on the unconsolidated affiliate’s financial statements, capitalized interest on our investment and our share of development and leasing fees that are paid by the unconsolidated affiliate to us for development and leasing services provided to the unconsolidated affiliate during any development periods. The net difference between our investment in unconsolidated affiliates and the underlying equity of unconsolidated affiliates is generally amortized over a period of 40 years.
On a periodic basis, we assess whether there are any indicators that the fair value of our investments in unconsolidated affiliates may be impaired. An investment is impaired only if our estimate of the fair value of the investment is less than the carrying value of the investment, and such decline in value is deemed to be other than temporary. To the extent impairment has occurred, the loss is measured as the excess of the carrying amount of the investment over the fair value of the investment. Our estimates of fair value for each investment are based on a number of assumptions such as future leasing expectations, operating forecasts, discount rates and capitalization rates, among others.  These assumptions are subject to economic and market uncertainties including, but not limited to, demand for space, competition for tenants, changes in market rental rates, and operating costs. As these factors are difficult to predict and are subject to future events that may alter our assumptions, the fair values estimated in the impairment analyses may not be realized.
No impairments of investments in unconsolidated affiliates were incurred during the six month period ended June 30, 2013.
Recent Accounting Pronouncements
 Accounting Guidance Adopted
In February 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income ("ASU 2013-02"). The objective of ASU 2013-02 is to improve reporting of reclassifications out of accumulated other comprehensive income ("AOCI") by presenting information about such reclassifications and their corresponding effect on net income primarily in one place, either on the face of the financial statements or in the notes. ASU 2013-02 requires an entity to disclose information by component for significant amounts reclassified out of AOCI if the amounts reclassified are required to be reclassified under accounting principles generally accepted in the United States of America ("GAAP") to net income in their entirety in the same reporting period. For amounts not required under GAAP to be reclassified in their entirety to net income, an entity is required to cross-reference to other disclosures that provide additional details about those amounts. For public companies, this guidance was effective on a prospective basis for fiscal years, and interim periods within those years, beginning after December 15, 2012. ASU 2013-02 did not change the calculation of or amounts reported as net income and comprehensive income but did change the presentation of the components of AOCI reported in our condensed consolidated financial statements.
In July 2013, the FASB issued Inclusion of the Fed Funds Effective Swap Rate (or Overnight Index Swap Rate) as a Benchmark Interest Rate for Hedge Accounting Purposes ("ASU 2013-10"). ASU 2013-10 permits the Overnight Index Swap ("OIS") Rate, also referred to as the Fed Funds Effective Swap Rate, to be used as a U.S. benchmark for hedge accounting purposes, in addition to LIBOR and interest rates on direct U.S. Treasury obligations. The guidance also removes the restriction on using different benchmarks for similar hedges. ASU 2013-10 is effective prospectively for qualifying new or redesignated hedges entered into on or after July 17,2013. We do not expect the adoption of this guidance to have a material effect on our condensed consolidated financial statements.
Accounting Pronouncements Not Yet Effective
In February 2013, the FASB issued Obligations Resulting from Joint and Several Liability Arrangements for Which the Total Amount of the Obligation Is Fixed at the Reporting Date ("ASU 2013-04"). ASU 2013-04 addresses the diversity in practice related to the recognition, measurement and disclosure of certain obligations which are not addressed within existing GAAP guidance. Such obligations under the scope of ASU 2013-04 include debt arrangements, other contractual obligations, settled litigation and judicial rulings. The guidance requires an entity to measure these joint and several obligations as the sum of the amount the reporting entity agreed to pay on the basis of its arrangement among its co-obligors as well as any additional amount the reporting entity expects to pay on behalf of its co-obligors. ASU 2013-04 also requires an entity to disclose information about the nature and amount of these obligations. For public companies, ASU 2013-04 is effective on a retrospective basis for fiscal years, and interim periods within those years, beginning after December 15, 2013. We may elect to use hindsight for the comparative periods (if we change our accounting as a result of the adoption of this guidance). Early adoption is permitted. We are evaluating the impact that this update may have on our consolidated financial statements.
In July 2013, the FASB issued Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists ("ASU 2013-11"). The objective of this update is to reduce the diversity in practice related to the presentation of certain unrecognized tax benefits. ASU 2013-11 provides that unrecognized tax benefits are to be presented as a reduction of a deferred tax asset for a net operating loss ("NOL") carryforward, a similar tax loss or a tax credit carryforward when settlement in this manner is available under the governing tax law. To the extent such an NOL carryforward, a similar tax loss or a tax credit carryforward is not available at the reporting date under the governing tax law to settle taxes that would result from the disallowance of the tax position or the entity does not intend to use the deferred tax asset for this purpose, the unrecognized tax benefit is to be recorded as a liability in the financial statements and should not be netted with a deferred tax asset. ASU 2013-11 is effective for public companies for fiscal years beginning after December 15, 2013 and interim periods within those years. The guidance should be applied prospectively to all unrecognized tax benefits that exist at the effective date. Early adoption and retrospective application are permitted. We are evaluating the impact that this update may have on our consolidated financial statements.

Impact of Inflation/Deflation
Deflation can result in a decline in general price levels, often caused by a decrease in the supply of money or credit.  The predominant effects of deflation are high unemployment, credit contraction and weakened consumer demand.  Restricted lending practices could impact our ability to obtain financings or refinancings for our properties and our tenants’ ability to obtain credit.  Decreases in consumer demand can have a direct impact on our tenants and the rents we receive.
During inflationary periods, substantially all of our tenant leases contain provisions designed to mitigate the impact of inflation.  These provisions include clauses enabling us to receive percentage rent based on tenants' gross sales, which generally increase as prices rise, and/or escalation clauses, which generally increase rental rates during the terms of the leases.  In addition, many of the leases are for terms of less than 10 years, which may provide us the opportunity to replace existing leases with new leases at higher base and/or percentage rent if rents of the existing leases are below the then existing market rate.  Most of the leases require the tenants to pay a fixed amount, subject to annual increases, for their share of operating expenses, including common area maintenance, real estate taxes, insurance and certain capital expenditures, which reduces our exposure to increases in costs and operating expenses resulting from inflation.
Funds From Operations
Funds from Operations ("FFO") is a widely used measure of the operating performance of real estate companies that supplements net income (loss) determined in accordance with GAAP. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) (computed in accordance with GAAP) excluding gains or losses on sales of depreciable operating properties and impairment losses of depreciable properties, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests. Adjustments for unconsolidated partnerships and joint ventures and noncontrolling interests are calculated on the same basis. We define FFO allocable to common unitholders as defined above by NAREIT less distributions on preferred units. Our method of calculating FFO allocable to common unitholders may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.
We believe that FFO provides an additional indicator of the operating performance of our properties without giving effect to real estate depreciation and amortization, which assumes the value of real estate assets declines predictably over time. Since values of well-maintained real estate assets have historically risen with market conditions, we believe that FFO enhances investors’ understanding of our operating performance. The use of FFO as an indicator of financial performance is influenced not only by the operations of our properties and interest rates, but also by our capital structure.
We present both FFO of our Operating Partnership and FFO allocable to common unitholders, as we believe that both are useful performance measures.  We believe FFO of our Operating Partnership is a useful performance measure since we conduct substantially all of our business through our Operating Partnership and, therefore, it reflects the performance of the properties in absolute terms regardless of the ratio of ownership interests of our common unitholders and the noncontrolling interest in our Operating Partnership.  We believe FFO allocable to common unitholders is a useful performance measure because it is the performance measure that is most directly comparable to net income (loss) attributable to common unitholders.
In our reconciliation of net income (loss) attributable to common unitholders to FFO allocable to common unitholders that is presented below, we make an adjustment to add back noncontrolling interest in income (loss) of our Operating Partnership in order to arrive at FFO of our Operating Partnership.  We then apply a percentage to FFO of our Operating Partnership to arrive at FFO allocable to common unitholders. The percentage is computed by taking the weighted-average number of common units outstanding for the period and dividing it by the sum of the weighted-average number of common units and the weighted-average number of Operating Partnership units held by noncontrolling interests during the period.
FFO does not represent cash flows from operations as defined by GAAP, is not necessarily indicative of cash available to fund all cash flow needs and should not be considered as an alternative to net income (loss) for purposes of evaluating our operating performance or to cash flow as a measure of liquidity.
We recorded a $2.4 million gain on investment in the second quarter of 2013 when a note related to our China investment, of which a portion was written down to its estimated fair value in 2009, was repaid in May 2013. We also recorded a $9.1 million loss on extinguishment of debt in the second quarter of 2013 due to the early retirement of debt on loans secured by two malls. Considering the significance and nature of these items, we believe it is important to identify the impact of these changes on our FFO measures for a reader to have a complete understanding of our results of operations. Therefore, we have also presented FFO, as adjusted, excluding these items.
FFO of the Operating Partnership increased to $205.3 million during the six months ended June 30, 2013 compared to $202.8 million in the prior-year period. Excluding the gain on investment and loss on extinguishment of debt, FFO of the Operating Partnership, as adjusted, for the six month periods ended June 30, 2013 and 2012 was $212.1 million as compared to $202.8 million, respectively. FFO was positively impacted by continued improvements in occupancy, new development and recent acquisitions.
The reconciliation of FFO to net income attributable to common unitholders is as follows (in thousands):

	Six Months Ended June 30,
	2013	2012
Net income attributable to common unitholders	$23,118	$43,811
Noncontrolling interest in income of operating partnership	3,527	9,559
Depreciation and amortization expense of:
Consolidated properties	142,070	129,414
Unconsolidated affiliates	19,871	22,119
Discontinued operations	107	1,985
Non-real estate assets	(958)	(888)
Noncontrolling interests' share of depreciation and amortization	(2,889)	(2,329)
Loss on impairment of real estate, net of tax	21,038	196
Gain on depreciable property	(2)	(493)
Gain on discontinued operations, net of tax	(540)	(557)
Funds from operations of the Operating Partnership	$205,342	$202,817
Gain on investment	(2,400)	—
Loss on extinguishment of debt	9,108	—
Funds from operations of the Operating Partnership, as adjusted	$212,050	$202,817